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                                                              Exhibit 10.36


                                    COCENSYS, INC.

                                  EMPLOYEE AGREEMENT
                                         FOR
                                    RICK A. HENSON

    This Employment Agreement ("Agreement") is entered into as of the thirtieth day of October, 1996, by and between Rick A. Henson ("Executive") and CoCensys, Inc. (the "Company").

    WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his continued services; and

    WHEREAS, Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

    NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

    1.   EMPLOYMENT BY THE COMPANY.

      1.1 Subject to terms set forth herein, the Company agrees to employ Executive in the position of President, Sales and Marketing and Executive hereby accepts such continued employment effective November 1, 1996 (the "Employment
Date").   During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company's general employment policies) to the business of the Company.

      1.2 Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current title, consistent with the Bylaws of the Company and as required by the Company's President, Chief Executive Officer, or Board of Directors (the "Board").

      1.3 As required by law, Executive's employment is subject to satisfactory proof of his right to work in the United States.

      1.4 The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

                                       1.

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   2.  COMPENSATION.

     2.1 SALARY. Executive shall receive a twenty two percent (22%) increase in his base salary. Pursuant to this increase, Executive shall receive for services to be rendered hereunder an annualized base salary of one hundred and ninety thousand ($190,000), payable on a semi-monthly basis.

     2.2 BONUS. The Company agrees to increase Executive's bonus percentage from twenty percent (20%) of his base salary to twenty five percent (25%) of his base salary, based upon achieving MBO performance objectives or such other mutually agreed upon performance objectives consistent with those in place for other Company executives from time to time. The bonus shall be payable in four (4) equal installments on the last day for each calendar quarter during the term of this Agreement.

     2.3 OPTION SHARES. The Company agrees to grant to Executive an Incentive Stock Option to purchase fifty thousand (50,000) shares of the Common Stock of CoCensys, Inc., approved by the Board on October 30, 1996. The exercise price of this option will be the Fair Market Value of CoCensys, Inc. Common Stock on October 30, 1996. The stock will vest according to the following schedule:

             The stock option will vest over four (4) years, commencing on the Employment Date. Twenty-five percent (25%) of the option shares shall vest on the date that is twelve (12) months from the Employment Date, with 1/48 vesting per month for the remaining thirty-six (36) months.

    2.4 COMPANY BENEFITS. Executive will be eligible for group medical insurance and group dental insurance and will receive fifteen (15) days vacation per year plus standard Company holidays. Executive will also be eligible to participate in the Company's 401K plan after meeting eligibility requirements. Annual performance reviews will be conducted each year on Executive's anniversary and used as a basis for determining future salary levels. The Company further agrees to continue to provide Executive with an automobile.

   3.  PROPRIETARY INFORMATION OBLIGATIONS.

      3.1 AGREEMENT. Executive agrees to abide by the terms of his Proprietary Information and Inventions Agreement entered into by and between Executive and the Company

      3.2 REMEDIES. Executive's duties under the Proprietary Information and Inventions Agreement shall survive termination of his employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

                                       2.

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      4. OUTSIDE ACTIVITIES.

         4.1 Except with the prior written consent of the Company's Board of Directors, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

         4.2 Except as permitted by Section 4.3, during the term of his employment by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

         4.3 During the term of his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

      5.  TERMINATION OF EMPLOYMENT.

          5.1 TERMINATION WITHOUT CAUSE.

              (A) The Company shall have the right to terminate Executive's employment with the Company at any time without cause.

              (B) In the event Executive's employment is terminated without cause, the Company shall pay Executive severance ("Severance Payments") in the form of continuation of his base salary in effect on the date Executive's employment with the Company is terminated ("Separation Date") for a period of twelve (12) consecutive months ("Severance Period"), except as provided herein. If during the Severance Period, Executive accepts an offer of employment from another employer for which his base salary is an amount greater than or equal to his base salary in effect on the Separation Date, the Company's obligation to make Severance Payments shall cease immediately. If during the Severance Period, Executive accepts an offer of employment from another employer for which his base salary is an amount less than his base salary in effect on the Separation Date, the Company shall continue to make Severance Payments throughout the Severance Period in an amount equal to the difference between Executive's base salary in effect on the Separation Date and his base salary in effect at his new employer. Notwithstanding


                                       3.

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the foregoing, in no event shall Executive Severance Payments cease or be reduced during the first six (6) months of the Severance Period.

             (C) In the event that Executive's employment is terminated without cause, and to the extent Executive elects COBRA benefits, the Company will reimburse Executive for his COBRA payments during the Severance Period; provided, however, that the Company's obligation to make such reimbursements shall cease immediately if Executive becomes eligible for other health insurance benefits at the expense of a new employer. Executive agrees to notify a duly authorized officer of the Company, in writing, immediately upon his acceptance of any such employment. At the appropriate time, Executive will be provided with a separate notice of his COBRA rights.

             (D) In the event that Executive's employment is terminated without cause and to the extent permitted under the applicable stock option plan or plans, all Executive's stock options outstanding on the date hereof and granted hereafter shall either (i) continue to vest for twenty-four (24) continuous months commencing on the Separation Date in accordance with the original terms of such options or (ii) be accelerated so that all Executive's unvested option shares shall be deemed vested as of the Separation Date. Under either (i) or (ii) above, all of Executive's vested options may be exercised until the earlier of (x) the date that is three (3) years after the Separation Date or (y) the expiration dates of the options. Executive acknowledges that, any extension of the period during which Executive may exercise his stock options, shall cause any Incentive Stock Options (within the meaning of Section 422 of the Internal Revenue Code), to be nonstatutory stock options.

             (E) In the event that Executive's employment is terminated without cause, the Company agrees to forgive the two relocation loans, each in the principal amount of seventy-five thousand dollars ($75,000), made to Executive pursuant to his offer letter dated May 12, 1994.

         5.2  TERMINATION FOR CAUSE.

            (A) The Company shall have the right to terminate Executive's employment with the Company at any time for cause.

            (B) "Cause" for termination shall mean: (a) unsatisfactory performance of Executive's duties which continues for thirty (30) days after written notice; or (2) misconduct, including but not limited to: (i) conviction of any felony or any crime involving moral turpitude or dishonesty, (ii) participation in a fraud against the Company, (iii) willful breach of Executive's duties to the Company, (iv) intentional damage to any Company property, or (v) breach of Executive's Proprietary Information and Inventions Agreement. Physical or mental disability shall not constitute cause.

            (C) In the event Executive's employment is terminated at any time with cause, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

                                       4.

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           5.3   VOLUNTARY OR MUTUAL TERMINATION.

              (A) Executive may voluntarily terminate his employment with the Company at any time, after which no further compensation will be paid to Executive.

              (B) In the event Executive voluntarily terminates his employment, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

    6. NONSOLICITATION. During Executive's employment by the Company and for a period of one (1) year after the date of termination of his employment, Executive agrees that the will not, without the written consent of a duly authorized officer of the Company, directly or indirectly solicit, entice, induce or encourage any employee of the Company to terminate his/her employment with the Company in order to become an employee, consultant or independent contractor for any other party.

    7.  GENERAL PROVISIONS.

      7.1 NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

      7.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

      7.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

      7.4 COMPLETE AGREEMENT. This Agreement, including Executive's Proprietary Information and Inventions Agreement and Stock Option Agreements, contains the entire agreement between Executive and the Company and constitutes the complete, final, and exclusive embodiment of Executive's agreement with respect to the subject matter hereof. This Agreement is executed without reliance upon any promise, warranty or representation, written or oral, by any party or any representative of any party other than those expressly contained herein and it supersedes any other such promises, warranties, or representations, including without limitation Executive's offer letter of May 12, 1994. This Agreement may not be amended or modified in any way, except in a writing signed by both Executive and a duly authorized officer of the Company.

                                       5.

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Notwithstanding the foregoing, Executive's Proprietary Information and
Inventions Agreement shall remain in full force and effect according to its original terms.

      7.5 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

      7.6 HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

      7.7 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

      7.8    DISPUTE RESOLUTION.  All disputes arising from the
interpretation, breach, or enforcement of this Agreement (excluding disputes arising from Executive's Proprietary Information and Inventions Agreement) which cannot first be resolved by negotiations between the parties shall be submitted to final and binding arbitration in accordance with the rules of the American
Arbitration Association then in effect.   Both Executive and the Company
acknowledge that there may not be an adequate remedy at law if one party breaches the provisions of this Agreement. Therefore, the arbitrators shall be empowered to award any appropriate equitable relief including, without limitation, specific performance and injunctive relief; and, if necessary to avoid irreparable harm pending arbitration, such equitable relief may also be sought in a court of law. The prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which it may be entitled.

      7.9 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                             CoCensys, Inc.

                             By: /s/ Lowell E. Sears
                                 ___________________________________
                                  Lowell E. Sears
                                  Chairman of the Board

                             Date: October 13, 1996
                                   _________________________________


                                       6.

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Accepted and agreed this
13th day of October, 1996.





/s/ Rick A. Henson
____________________________
Rick A. Henson










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